Exhibit 10.38

PERSONAL & CONFIDENTIAL

Edward J. Sebold

via email

Dear Ed:

This letter agreement (the “Separation Agreement” or “Agreement”) constitutes the understanding between you and Kyndryl, Inc. (“Kyndryl” or “Company”) regarding the terms of your separation from employment with Kyndryl.

1.	Separation from Employment.
(a)

Your last paid day of work with Kyndryl will be on February 5, 2026 (the “Separation Date”).  Until your Separation Date, your employment remains subject to all policies and practices of Kyndryl. Thereafter, you will no longer represent to anyone that you are still an employee of, or have any positions with, Kyndryl or its affiliates and will not say or do anything purporting to bind Kyndryl or its affiliates. For purposes of the Kyndryl Executive Severance Plan and Executive Retirement Policy (“Executive Severance Plan”), this shall be considered a Termination Without Cause unless you fail to satisfy the terms and conditions set forth in the Executive Severance Plan or this Agreement.

(b)

On the Separation Date, you will return to Kyndryl all information and property within your possession (whether or not containing confidential information), including, but not limited to, computer, phone and tablet equipment, databases, files, building keys, identification cards, credit cards, customer lists, information, passwords, forms, formulae, plans, documents, and other written and electronic material and all copies of the same, belonging to Kyndryl, its affiliates or any of their agents, directors, officers, employees, representatives, customers, and suppliers.  You shall take care not to delete or modify any Kyndryl information on your Kyndryl devices so that all such information can be preserved and accessed by Kyndryl.

(c)On the next regularly scheduled payroll date after your Separation Date, you will be paid your salary through your Separation Date. On or around your Separation Date, you will receive payment from Kyndryl for any accrued, unused vacation day(s) as of the Separation Date.

(d)	Except as stated in this Agreement and in the Executive Severance Plan, you will not be eligible for any other forms of compensation or benefits from the Company after your Separation Date.
(e)	If you were enrolled in Kyndryl-sponsored health coverage in the U.S. as an active employee, upon separation you will be eligible to enroll in continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) in accordance with the terms of the applicable health plan.

(f)

Kyndryl will provide you with consultative outplacement services from Crenshaw Associates for up to six (6) months and, if following such six (6)-month period you have not obtained new employment, Kyndryl will provide such consultative outplacement services for up to an additional six (6) months.

(g)

Nothing in this Agreement shall be construed as a limitation on Kyndryl’s right to amend, modify, or terminate its benefit plans and programs at any time and from time to time or to change its interpretation of such benefit plans or programs.

2.	Payments and Benefits.
(a)

In consideration of your acceptance of the terms of this Agreement, including, but not limited to, the release of claims, and subject to the other terms and conditions set forth in the Executive Severance Plan, Kyndryl will provide you with:

(i)

A lump-sum payment of U.S. $1,125,000, equivalent to your base salary for eighteen (18) months, less applicable withholding for taxes and any required payroll deductions, payable on or about thirty (30) days after the Effective Date under Paragraph 12;

(ii)

You are eligible for a payment under the Kyndryl Annual Incentive Program (AIP) for the 2026 fiscal year even though you will not be an active employee on the distribution date of the AIP, which will be prorated based on your eligible days of service in the current AIP performance period. Any such AIP payments will be determined based on actual scored Company or relevant practice/country/business unit performance and become payable at the time specified in the AIP, and subject to the terms and conditions set forth in the Executive Severance Plan and in the AIP;

(iii)

If you timely elect COBRA coverage, you will be eligible to receive 100% subsidized premiums paid by Kyndryl towards your COBRA medical coverage only for the first eighteen (18) months you are enrolled in COBRA. If you become eligible for medical coverage from another employer, you must immediately notify Kyndryl and such subsidized payments shall cease.  These COBRA medical premiums will be subject to your continued eligibility for and enrollment in the COBRA coverage. You will only receive subsidized coverage for medical premiums and will not receive a COBRA subsidy for any other benefit plans, including dental and vision plans. The subsidized amounts you receive will be taxable and reported as imputed income to you. If you do not elect COBRA coverage during the initial COBRA enrollment period, you will not be eligible for a COBRA subsidy. If you enroll in COBRA coverage and later cancel your COBRA coverage during the COBRA subsidy period, you will not be reimbursed for any unused subsidy amount.

Your enrollment in COBRA coverage is not automatic. You must enroll in COBRA coverage according to the procedures described in the COBRA notification letter sent to you by the Fidelity Benefits Center to avoid irrevocable loss of COBRA coverage;

(iv)

You will not be eligible to participate in Kyndryl benefit plans or programs as a regular, active employee after your Separation Date, but you may be eligible to participate in similar plans or programs as a separated employee, as applicable, after the Separation Date on an after-tax basis;

(v)

In addition, subject to your timely election in accordance with the Company’s applicable policies, you are eligible to receive financial advisory services from a provider chosen by the Company for six (6) months following the Separation Date; and

(b)

Further, in consideration for your acceptance of the terms of this Agreement and the Noncompetition Agreement provided as Attachment 1 and described in Paragraph 3 below, and subject to the terms and conditions set forth in the Executive Severance Plan and the Kyndryl Long-Term Performance Plan (“LTPP”), you will be eligible for (x) continued vesting of the restricted stock units (“RSUs”) granted to you under the LTPP as described in the schedule below, (y) for certain of the Performance Share Units (“PSUs”) granted under the LTPP as described below, continued vesting through the end of the applicable performance period, and (z) your outstanding options shall remain outstanding and exercisable pursuant to the terms of the applicable award agreements. Any other outstanding award of RSUs and PSUs under the LTPP or any portion thereof not indicated in the schedules below will be immediately forfeited for no consideration as of the Separation Date.

Award Type	Grant Date	Number of Unvested Units upon Separation	Vesting Terms
RSUs	8/1/2022	12,365	The unvested RSUs will vest in one installment as follows: 100% on August 1, 2026.
RSUs	8/1/2023	19,634	The unvested RSUs will vest in two installments as follows: 50% on August 1, 2026, and 50% on August 1, 2027.
RSUs	6/3/2024	14,876	The unvested RSUs will vest in three installments as follows: 33% on June 3, 2026, 33% on June 3, 2027, and 34% on June 3, 2028.

Award Type	Grant Date	Unvested Units upon the Separation Date	Forfeited Units upon Separation	Retained Unvested Units upon Separation	Vesting Terms
PSUs	8/1/2023	71,983	3,652	68,331	The retained PSUs will vest in one installment on May 30, 2026, subject to company performance per the terms and conditions of the applicable award agreement.
PSUs	6/3/2024	36,920	14,344	22,576	The retained PSUs will vest in one installment on May 30, 2027, subject to company performance per the terms and conditions of the applicable award agreement.

(c)

The payments and benefits described in Paragraph 2(a) and Paragraph 2(b) shall not be made unless and until (i) you have timely executed this Agreement without making any modifications to it, and have provided it to Kyndryl, (ii) all conditions of this Agreement have been met; and (iii) the Agreement has become effective and irrevocable as described below. The payments and benefits described in Paragraph 2(a) and Paragraph 2(b) shall be subject to certain offsets and other terms and conditions described in the Executive Severance Plan.  Please note that, in addition to the agreement to the extension of your noncompete set forth in Paragraph 3 below, all the conditions of this Agreement must be met, including those related to your payment of taxes as described in Paragraph 17 of this Agreement.

3.	Covenants Regarding Your Post-Employment Obligations.

You agree that as consideration for the payments and benefits described in Paragraph 2(a) of this Agreement, your customer non-solicitation obligations described in Paragraphs 1(e) and (f) of your Noncompetition Agreement (“Noncompetition Agreement” provided as Attachment 1) and in Paragraph 2(b) of your Agreement Regarding Confidential Information, and Intellectual Property and other matters (“ARCIIP”) will extend to two years from your Separation Date.

You further agree that, in exchange for the continued vesting of your RSUs described in Paragraph 2(b)(x) of this Agreement, the Noncompetition Agreement provided as Attachment 1 shall remain in full force and effect for a period of two (2) years from your Separation Date. You specifically acknowledge that these provisions include the covenants in Paragraphs 1(e) and (f)

of your Noncompetition Agreement, which will apply through the second anniversary of your Separation Date, and are valid and enforceable.

You agree that Kyndryl shall have the right to appropriate injunctive relief and other remedies, to enforce the provisions of this Agreement.

4.	Protected Activity.

Nothing contained in this Agreement limits, restricts or in any way affects either party’s right to (i) communicate with any governmental agency or entity or regulatory or any law enforcement authority or make other disclosures under the whistleblower provisions of any applicable law, rule or regulation, (ii) seek or receive any monetary damages, awards or other relief in connection with protected whistleblower activity, or (iii) speak with law enforcement, the equal employment opportunity commission, the state division of human rights, the attorney general, a local commission on human rights, or an attorney retained by such party.

5.Long-Term Performance Plan Awards.

Unless otherwise provided in this Agreement, stock options, and other awards under the Kyndryl LTPP, which you currently hold and which have not been exercised on or before the Separation Date, will, in accordance with the terms of the respective LTPP and award agreement, either remain exercisable, become exercisable, or be cancelled and terminated, as the case may be, and regarding cancelled and terminated awards, all eligibility for payments associated with them will cease. Please contact Josh Chamberlain, josh.chamberlain@kyndryl.com for further information in this regard. As you know, certain provisions of the LTPP and award agreements continue to apply after termination of employment, including, but not limited to, those dealing with cancellation and rescission of awards. You understand that you will not be eligible for future grants or awards under any of the LTPP.

6.	Non-disparagement.

Subject to Paragraph 4 and Paragraph 8, you shall not, directly or indirectly, make, publish or communicate (or cause to be made, published or communicated) to any person or entity any statement, comment or remark, whether written or oral, which in any way disparages or defames or could reasonably be expected to impugn the personal or professional character, reputation or integrity of the Company, its representatives (including, but not limited to, employees, directors, officers and agents), affiliates and its customers, clients, suppliers, investors and other associated third parties, or their businesses, business practices, prospects, products or services or any of the Released Parties (as defined below).

7.	Confidential Information and Intellectual Property.

You are aware of your legal obligations as stated in the ARCIIP or any predecessor agreement you have signed, to which you have agreed and do agree, which includes your obligation not to disclose to anyone outside of Kyndryl or use in other than Kyndryl’s business, any confidential information or material of or possessed by Kyndryl. These and all other obligations regarding intellectual property, and confidential information will continue to apply to you after the

Separation Date. If at any time in the future, you wish to disclose or use any confidential information or if you should be in doubt as to whether any information may be confidential to the Company, you will, before such disclosure or use, obtain written permission from an authorized officer of Kyndryl to do so. You further understand that such permission may be refused. In addition, you agree not to comment on any matter in a manner that would reveal any such confidential information.

Nothing in this Agreement shall prohibit you from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law. You shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding so long as you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

You acknowledge that in your position as an executive you acquired and possessed to a greater extent than most Kyndryl employees, information which is confidential and proprietary to the Company. You may disclose Company confidential information, if you are required to do so to comply with applicable laws, legal proceedings, or governmental regulations, provided that you give Kyndryl, when legally permissible, prior notice of such order or requirement to disclose such confidential information in order to give Kyndryl a reasonable opportunity to obtain a protective order. You are not required to provide such notice to Kyndryl with respect to requests from the Securities and Exchange Commission (“SEC”). You should be aware that the disclosure of confidential information would place Kyndryl at a serious competitive disadvantage and could cause it serious damage, financial and otherwise. Except as provided above, any unauthorized disclosure of confidential information could result in criminal penalties (including fines and imprisonment) assessed against you.

You have disclosed, and will disclose, in writing to the Kyndryl Intellectual Property Law. department any inventions, works of authorship, or other developments made, conceived, written, or otherwise created, solely by you or jointly with others, during your employment with Kyndryl, all of which Kyndryl owns by virtue of the ARCIIP. You recognize you still have an obligation to execute papers in connection with patents or patent applications on such inventions to complete filings and assignments to Kyndryl.

8.	Cooperation.

You acknowledge and affirm Kyndryl and/or the other Released Parties may be the subject of internal or external investigations, litigation, arbitration, or civil, governmental or other administrative proceeding involving Kyndryl and/or the other Released Parties (a “Kyndryl Claim”). You agree to cooperate fully with the Company, its attorneys, representatives, advisors, experts and consultants, and/or government officials, in investigating, defending or prosecuting any Kyndryl Claim, as requested by Kyndryl. Such cooperation shall include, without limitation, providing assistance to the Company’s attorneys, representatives, advisors, experts and consultants, attending interviews with the Company or its counsel in connection with internal or government investigations, and preparing for, appearing at, and providing truthful testimony in pretrial and trial or regulatory or similar inquiries and proceedings, whether internal or external. You also acknowledge your continued obligation to comply with all document preservation obligations of which you have previously been made aware by the Company.  You also agree to turn over for collection and preservation any personal mobile devices or computers owned by you that contain Company-related documents or data.  To the extent you incur travel or other expenses with respect to such activities, Kyndryl agrees to reimburse you for such reasonable expenses incurred by you in connection with such cooperation as you may document, and which are approved in advance by an authorized officer of Kyndryl and in accordance with Kyndryl policy. Kyndryl will make all reasonable efforts to ensure that such assistance and cooperation will not materially interfere with your employment and business responsibilities, including any fiduciary duties. You shall not encourage, counsel or assist any nongovernmental attorneys or their clients in the presentation or prosecution of any Claims (as defined below) by any non-governmental third party against any of the Released Parties.  Nothing in this Agreement limits your ability to communicate with any government agencies or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any government agency, or to give truthful testimony in response to any lawful legal process.

9.	Final Release of Claims.
(a)

In exchange for and as a condition to receipt of the payments and benefits described in this Agreement, you, on behalf of yourself, your heirs, agents, representatives, successors, and assigns (collectively, the “Releasors”), irrevocably and unconditionally fully and forever waive, release and discharge Kyndryl and all of its parent, subsidiary, and affiliated companies and all of its or their respective former or current directors, officers, employees, agents, and benefits plans (and fiduciaries, insurers or other agents of those plans), and all predecessors, successors and assigns of these entities or individuals (collectively “Released Parties”), from any and all claims, demands, causes of action, judgments, rights, fees, damages, disputes, differences, grievances, charges, complaints, promises, agreements, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of whatever kind, whether known or unknown (collectively, “Claims”), which Releasors may have, ever had or presently might have against the Released Parties, whether or not related to your employment with Kyndryl or the termination of your employment, by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the your execution of this Agreement, including, but not limited to:

(i)

any and all Claims arising under any federal, state, local, or foreign law, ordinance or regulation dealing with or regulating employment, including, but not limited to: (1) laws prohibiting discrimination or harassment based on race, national origin, ancestry, color, creed, religion, sex, gender, sexual orientation, gender identity and/or expression, genetic information, pregnancy, marital status, age, disability, medical condition, military or veteran status, or any other statutorily protected status; (2) laws prohibiting retaliation; (3) claims arising under the following statutes, including any amendments and implementing regulations: Age Discrimination in Employment Act of 1967 (“ADEA”); Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Family and Medical Leave Act (“FMLA”); the Equal Pay Act; the Employee Retirement Income Security Act (“ERISA”) (except as specified in Paragraph 10); the Internal Revenue Code of 1986; the Civil Rights Act of 1991; Section 1981 of U.S.C. Title 42; the Fair Credit Reporting Act (“FCRA”); the Worker Adjustment and Retraining Notification (“WARN”) Act and applicable state WARN laws or regulations; the National Labor Relations Act; the Uniform Services Employment and Reemployment Rights Act (“USERRA”); the Genetic Information Nondiscrimination Act (“GINA”); the Immigration Reform and Control Act (“IRCA”), as applicable, the West Virginia Human Rights Act (W. Va. Code 5-11-1 et seq.); and similar state or local fair employment or family or medical leave laws; (4) all waivable claims related to wages and hours, including under federal, state or local labor or wage payment laws, regulations or wage orders; and (5) any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

(ii)

any and all Claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, and vacation that may be legally waived and released;

(iii)

any and all Claims arising under tort, contract, quasi-contract, or common law, including, but not limited to, claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(iv)	any and all Claims whether or not you know about them at the time you sign this Agreement.
(b)	Intentionally omitted.
(c)

You also understand and agree that you are not eligible to pursue any Claim or grievance through any Kyndryl internal dispute resolution channel including, but not limited to, the Kyndryl Employee Concerns process. For purposes of this Agreement, the term “Kyndryl internal dispute resolution channel” does not include any claim or appeal process under any Kyndryl employee benefit plans.

(d)

For the purpose of implementing a full and complete release, you expressly acknowledge that the release you give in this Agreement is intended to include in its effect, without limitation, all Claims of every nature and kind, whatsoever, known or unknown, suspected or unsuspected, past or present and that the consideration under this Agreement is also for the release of those claims and contemplates the extinguishment of any such unknown claims.

10.	Claims Not Included in the Release.

By accepting this Agreement, you do not release:

(a)	any claims that arise after the date you sign this Agreement;
(b)

any claims that by law cannot be waived by private agreement without judicial or governmental supervision, provided however such claims are subject to arbitration on an individual basis as described below to the extent permitted by law;

(c)

your right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), or other federal, state or local government agency; even though you can file a charge or participate in an investigation or proceeding conducted by the EEOC, NLRB, or other federal, state or local government agency, by signing this Agreement you are waiving your ability to obtain relief of any kind from Kyndryl to the extent permitted by law;

(d)	your right to receive an award for information provided to the SEC or any other securities regulatory agency or authority or awards under other whistleblower laws that cannot be waived by law;
(e)	your non-forfeitable rights to vested benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Security Act of 1974) under the Kyndryl 401(k) Plan;
(f)	any right you may have to challenge the validity of this Agreement;
(g)	your right to enforce this Agreement and to receive the benefits and payments pursuant to this Agreement and the Executive Severance Plan;
(h)	your ability to comply with any lawful subpoena or court order;
(i)	claims for unemployment insurance or workers’ compensation insurance under applicable state law that cannot be waived as a matter of law;
(j)	any indemnification rights in accordance with the Company’s bylaws; and
(k)	any other claims that cannot be waived by an employee as a matter of law.

11.Waiver of Claims under the Age Discrimination in Employment Act (ADEA) for employees who are 40 or older at the time of signing this Agreement.

If you are 40 years of age or older at the time of execution of this Agreement, you acknowledge that, in accordance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”), you are aware that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that the waiver and release is knowing and voluntary.  This is an individual termination; you are not being terminated in connection with an exit incentive program or other employment termination program.  You and Kyndryl agree that the waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  You further acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you already are entitled.  You further acknowledge that you have been advised by Kyndryl in writing of the following:

a.	You have the right to consult with an attorney of your choice before accepting this offer;
b.	As set forth in Paragraph 12, you were provided with twenty-one (21) days or longer from the date you received this offer to consider this offer and sign this Agreement; and
c.

You have seven (7) calendar days, after accepting this offer and signing this Agreement to revoke the acceptance as set forth in Paragraph 12, and the Agreement will not be effective until that revocation period has expired (“Effective Date”);

d.	Any change to the terms of this Agreement, whether material or immaterial, will not restart the 21-day or longer period for you to consider this Agreement prior to your termination date.
12.	Review Period and Effective Date.

As stated in Paragraph 11 above, you have the right to take up to twenty-one (21) days from the date you received this Agreement (even if your employment will end sooner) or until your last date of employment, whichever is longer, to consider this Agreement. You cannot sign this Agreement before your Separation Date. If you sign this Agreement before the expiration of the 21-day period, you acknowledge that you knowingly and voluntarily waived the right to wait the full 21 days.  You agree that no changes to this Agreement will restart the 21-day period. This Agreement is not effective for SEVEN (7) DAYS after you sign it. You can revoke this Agreement during that time. To revoke this Agreement, notify Kyndryl in writing by sending notice of your revocation to Maryjo Charbonnier at mcharbonnier@kyndryl.com within the seven (7) day period (the “Revocation Period”). If you revoke this Agreement within the Revocation Period, you acknowledge that you will not be entitled to any payments or benefits described in this Agreement. Revoking this Agreement does not change the fact that Kyndryl has terminated your employment. If you sign the Agreement in accordance with this Paragraph 12, and do not revoke this Agreement, this Agreement shall become effective on the first calendar day following the expiration of the Revocation Period (the “Effective Date”). You are advised to consult an attorney of your choice before signing this Agreement.

13.	Confidentiality.

This Agreement also does not in any way restrict or impede you from speaking with law enforcement, the Equal Employment Opportunity Commission, any local commission on human rights, or an attorney retained by you regarding factual information related to claims of discrimination occurring after the Effective Date of this Agreement.

14.	Arbitration and Class Waiver.

You agree that any claim by any party for breach or enforcement of any provision of this Agreement, or the interpretation thereof, or any of the matters herein released,  or any and all legal Claims or disputes between you and Kyndryl or its affiliates that have not or cannot be released by private agreement as a matter of law– collectively, “Covered Claims” – will be resolved on an individual basis by private, confidential, final, and binding arbitration to the fullest extent permitted by law and under the auspices of JAMS, or if there are no JAMS offices within 100 miles of your most recent assigned Kyndryl office location, then an arbitration forum provider to be mutually agreed to by the parties. The arbitration shall be held in accordance with the Employment Arbitration Rules & Procedures of JAMS. You understand and agree that you are giving up your right to a court action for Covered Claims, including any right to a trial before a judge or jury in federal or state court.

To the maximum extent permitted by applicable law, you agree that no Covered Claims may be initiated, maintained, heard, or determined on a class action, collective action, or multi-party basis either in court or in arbitration, and that you are not entitled to serve or participate as a class action member, representative, or collective action member or representative, or receive any recovery from a class or collective action involving any Covered Claims either in court or in arbitration. For California employees, this class, collective action or multi-party basis waiver does not apply to non-individual claims under the California Private Attorneys General Act (“PAGA”), but any Covered Claims you may bring pursuant to PAGA on behalf of the Labor and Workforce Development Agency must be arbitrated only in your individual capacity without any joinder or representation in arbitration of any California Labor Code violations that were or could be asserted by or on behalf of any other employee.

With the exception of non-individual claims under PAGA, you further agree that if you are included within any class action or collective action in court or in arbitration involving a Covered Claim, you will take all steps necessary, where applicable, to opt out of the action or refrain from opting in, as the case may be. Any issue concerning the validity or enforceability of this Agreement, including the class action or collective action waivers contained in this Paragraph, shall be decided only by a court of competent jurisdiction. Any issue concerning the arbitrability of a particular issue or claim pursuant to this Paragraph (except for issues concerning the enforceability of the class action or collective action waivers) must be resolved by the Arbitrator and not a court.

This arbitration agreement shall not prohibit the Company from seeking applications for temporary or preliminary injunctive relief in aid of arbitration or for the maintenance of the status quo pending arbitration. Your agreement to arbitrate certain claims pursuant to this Agreement shall not prohibit you from filing a charge or complaint with a federal, state or local governmental administrative agency concerning claims that are not released under this Agreement.

This agreement to arbitrate claims shall be governed by and interpreted in accordance with the Federal Arbitration Act (“FAA”). If for any reason the FAA is held inapplicable to this Agreement, then the State of New York’s law of arbitrability shall apply.

15.	Enforceability.

If the class action or collective action waiver provisions associated with a Covered Claim are held to be invalid or unenforceable, then any class action or collective action involving such Covered Claim(s) must be brought in court and not in arbitration. If any part of this Agreement other than the class action or collective action waiver is held to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected in any way, except that if your release of claims or agreement to arbitrate Covered Claims is held to be unenforceable, then at its option Kyndryl may seek to recover to the maximum extent permitted by law the payments and value of benefits that you received under this Agreement.

The failure of either party to enforce any provision in this Agreement is not a waiver of the right of that party to enforce such provision or any other provision thereafter.

16.	Employment Verification.

You agree to direct all requests for employment verification to the Chief Human Resources Officer. In turn, Kyndryl agrees that in accordance with its policy, Kyndryl will provide a standard verification of employment letter to confirm your name, most recent date of hire, service reference date, employment type, employment status, job title, and salary (optional).

17.	Tax Payments, Withholdings, and Reporting.

As further described in the Executive Severance Plan, you recognize that the payments and benefits provided under this Agreement may result in taxable income to you which Kyndryl will report to the appropriate taxing authorities. Kyndryl may deduct from any payment made to you under this Agreement any federal, state, local, or foreign income, employment, or other taxes it determines are required by law to be withheld with respect to such payments or benefits provided, or to require payment from you, which you agree to pay upon demand, for the purpose of satisfying any such withholding requirement.  You will be required to remit payment to Kyndryl for the amount of the applicable Social Security, disability & Medicare (FICA) taxes owed for all future RSU vests (continued vesting). Shortly after your retirement, you will receive a separate communication from Kyndryl regarding your FICA taxes repayment obligation and must remit payment within thirty (30) days following receipt.

18.	Entire Agreement and Severability.

This Agreement, together with its attachments, your award agreements under the Kyndryl LTPP, the applicable Prospectus for the Kyndryl Long-Term Performance Plan, the Executive

Severance Plan, the Kyndryl Clawback Policy, any indemnification rights pursuant to the Company’s bylaws, and any other provisions and/or agreements expressly incorporated by this Agreement, is the entire agreement between you and Kyndryl and its affiliates about or pertaining to the separation of your employment or other positions with Kyndryl and its affiliates and supersedes any other agreements or offer letters, whether written or oral, relating thereto. This Agreement may not be modified or cancelled in any way except by a writing signed by both you and an authorized Kyndryl official. In the event that any one or more of the provisions of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity, or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid or unenforceable shall not in any way affect or impair the validity or enforceability of this Agreement in any other jurisdiction.

19.	Miscellaneous.

This Agreement will be governed by the substantive laws of New York. By accepting this Agreement, you acknowledge that you fully understand any and all rights you have with respect to the claims you are releasing and your agreement to arbitrate Covered Claims. You agree that the payments and benefits you have or will receive under this Agreement are good and valuable consideration for entering into this Agreement. You acknowledge that you have been provided adequate time to consult a lawyer or other advisor of your own choosing before entering into this Agreement. You further agree that you are voluntarily signing this Agreement without any threats, coercion or duress, whether economic or otherwise, and that you intend to be bound by the terms of this Agreement.

YOU ARE ADVISED TO CONSULT A LAWYER BEFORE YOU SIGN THIS AGREEMENT. If you agree with the foregoing and agree that, under the circumstances, it is mutually desirable to pursue this course, please sign and date this Agreement in the space indicated below no earlier than your Separation Date, and return it to me.

Sincerely,

/s/ Martin Schroeter
Martin Schroeter
Chief Executive Officer

2/12/2026
Date

Accepted and Agreed:

/s/ Edward J. Sebold
Edward J. Sebold

2/12/2026
Date

[Signature Page to Separation Agreement]